EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CyberArk Software Ltd.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-200367) of CyberArk Software Ltd. of our report dated November 19, 2014 of our report, with respect to the consolidated financial statements of CyberArk Software Ltd. and its subsidiaries included in its annual report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015.

/s/ Kost, Forer, Gabbay & Kasierer

KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel

February 27, 2015